On May 20, 2005, the Fund held its Annual Meeting of Shareholders. The item for vote was the election of five Directors on the Board. A quorum of the shares outstanding was present, and the votes passed with a majority of those shares.
The results were as follows:

    Proposal -- Election of Directors
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

                                                                                    SHARES
                                                         SHARES      PERCENTAGE      WITH
                                                          VOTED          OF       AUTHORITY   PERCENTAGE OF
                        NAME                               FOR      SHARES VOTED   WITHHELD   SHARES VOTED
R. Joseph Dougherty (common and preferred vote)         7,341,637      73.8%       105,076        1.1%
Scott F. Kavanaugh (common vote)                        7,335,995      73.8%       108,326        1.1%
James F. Leary (common vote)                            7,318,687      73.6%       125,634        1.3%
Bryan A. Ward (preferred vote)                            1,186        98.8%          10          0.8%
Timothy K. Hui (preferred vote)                           1,186        98.8%          10          0.8%

